Exhibit 24(b)8(u)

FIRST AMENDMENT

dated as of May 27, 2020

to the

PARTICIPATION AGREEMENT

dated as of June 15, 2017

by and among

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.,

(formerly PRINCIPAL VARIABLE CONTRACTS FUND, INC.)

PRINCIPAL FUNDS DISTRIBUTOR, INC.,

and

THRIVENT FINANCIAL FOR LUTHERANS

(together with the Schedules, as amended from time to time, the “Agreement”)

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Amendment (this “Amendment”).

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.        Amendment of the Agreement

The Agreement is hereby amended by (i) replacing the current Schedule A to the Agreement with the Schedule A attached hereto, and (ii) attaching thereto the Schedule B attached hereto.

The following paragraph is added as Section 3.16 of the Agreement.

With respect to its Class 2 shares, PVC has adopted a plan pursuant to Rule 12b-l under the 1940 Act (“Rule 12b-1 Plan”) under which it makes payments to finance distribution and shareholder servicing expenses. PVC represents and warrants that a majority of its Directors are not interested persons of PVC, and that its Rule 12b-l Plans to finance distribution and shareholder servicing expenses of its Class 2 shares has been, and that any changes to that Rule 12b-l Plan will be, approved in accordance with Rule 12b-l under the 1940 Act. As of May 27, 2020, the Rule 12b-1 Plan authorizes the Class 2 shares of each applicable Fund to pay a 12b-1 fee at an annual rate of up to ____% of the average daily net assets of the Class 2 shares of such Fund. PFDI will pay the Company this ____% of the average combined daily net asset values of the Class 2 shares of the Funds that are held in the Accounts pursuant to this Agreement, so long as the Rule 12b-1 Plan is in effect.

2.        Representations

Each party represents to the other party in respect of the Agreement, as amended by this Amendment, that all representations made by it in the Agreement are true and accurate as of the date of this Amendment.

Classification: Customer Confidential

3.        Miscellaneous

(a)	Entire Agreement.

(i)

This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)

Except for the modifications to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. Prospective references to the Agreement will be to the Agreement, as amended by this Amendment.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Iowa (without reference to its choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified first on the first page of this Amendment.

THRIVENT FINANCIAL FOR LUTHERANS		PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By:		By:
Name:	Lisa J. Flanary	Name:	Tracy Bollin
Title:	SVP, Chief Growth Officer	Title:	CFO Principal Funds

PRINCIPAL FUNDS DISTRIBUTOR, INC.

By:
Name:	Tracy Bollin
Title:	CFO Principal Funds

Classification: Customer Confidential

SCHEDULE A

(effective as of April 1, 2020)

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded By Separate Account
Thrivent Variable Annuity Account I Established 10/31/2002	ICC16 W-WR-FPVA, ICC20 W-BZ-FPVA

Class 1 Shares of the following portfolios of Principal Variable Contracts Funds, Inc.:

Diversified International Account

Government & High Quality Bond Account

Small Cap (Equity) Account

Class 2 Shares of the following portfolios of Principal Variable Contracts Funds, Inc.:

Principal Capital Appreciation Account

Equity Income Account

Classification: Customer Confidential

SCHEDULE B

SERVICES PROVIDED BY THE COMPANY

The Company agrees to assist PFDI, as PFDI may request from time to time, with the provision of administrative services (“Administrative Services”) to the Funds, on a sub-administration basis, as they may relate to the investment in the Funds by the Accounts. The parties agree that these payments are for administrative services and investor support services and do not constitute payment for distribution or any other service. Administrative Services may include without limitation:

-  the printing and mailing of informational materials to owners of the Contracts supported by the Accounts;

-  the provision of proxy services, including facilitating distribution of proxy materials to Contract owners, and soliciting, tabulating and reporting voting instructions from Contract owners;

-  the provision of various reports for the PVC Fund, including any intended for submission to the PVC Fund’s Board;

-  the provision of non-sales related communication support services to Contract owners with respect to inquiries about the Funds;

-  the aggregation of purchase and redemption orders of each Account for shares of the Fund in which the Account invests;

-  assistance in resolution of pricing errors;

-  the provision of other services as may be agreed upon from time to time.

In consideration for the Company providing these services, PFDI shall pay the Company a fee at an annualized rate of basis points of the average combined daily net asset value of Class 2 Shares of the Funds held in Accounts pursuant to this Agreement. This compensation will be payable quarterly. At the end of each calendar quarter, the Company will provide PFDI with a statement showing its calculation of the amount of the payment to be made for such quarter, including the total billable assets, billable rate, and fund name and CUSIP, in a Microsoft Excel file or other mutually acceptable file. PFDI will remit the payment owing within 30 days after receipt of such a statement. The Company agrees that it shall timely invoice PFDI for such fees as provided in this Agreement. In no event shall the Company be entitled to any payment for fees or fee corrections for which PFDI has not received the invoice from the Company within 6 months of the billing period.

Classification: Customer Confidential

In performing these administrative services, the Company shall at no time be acting as an agent for the PVC, PFDI or any Funds.

Classification: Customer Confidential